Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR APRIL AND 2008 RESERVE QUANTITIES
     Dallas, Texas, April 4, 2008 — U.S. Trust, Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.42094 per unit, payable on April 29, 2008, to unit holders of record on April 15, 2008.
     This distribution reflects primarily the oil production for January 2008 and the gas production for December 2007. Preliminary production volumes are approximately 34,992 barrels of oil and 511,578 Mcf of gas. Preliminary prices are approximately $89.94 per barrel of oil and $7.15 per Mcf of gas.
     The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	34,992	511,578	$89.94	$7.15
Prior Month	28,322	525,346	$87.39	$6.39
     Due to the timing of the end of the month of March, approximately $338,000 of revenue received will be posted in the following month of April in addition to normal receipts during April. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in March and prior to this press release, approximately $2,390,000 in revenue has been received.
     Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

     The estimated net proved reserves, as of January 1, 2008, attributable to the Trust from the properties appraised are approximately 6.4 million barrels of oil and 35.8 billion cubic feet of gas with a future net value of approximately $675,878,000 with a discounted value at 10% of $322,478,000.
     With the estimated quantities of this year’s reserve estimate of 6.4 million barrels of oil and 35.8 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 9 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 13, 2008 and is available to all unitholders at this time on the SEC website.
     For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Toll Free — 800.365.6541